Exhibit 2.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated as of the 22nd day of December, 2011.

AMONG:

CYNAPSUS THERAPEUTICS INC.

(hereinafter called the “Purchaser”)

OF THE FIRST PART

- and -

THE INDIVIDUALS SET OUT IN EXHIBIT “A” HERETO

(hereinafter collectively called the “Shareholders”)

OF THE SECOND PART

- and -

ADAGIO PHARMACEUTICALS LTD.

(hereinafter called the “Corporation”)

OF THE THIRD PART

WHEREAS the Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholders, all of the issued and outstanding shares in the capital of the Corporation pursuant to the terms and conditions hereof.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

Article 1 - INTERPRETATION

1.1	Definitions

In this Agreement and in all amendments hereto the following words, whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, shall have the following meanings:

“Affiliates” shall include the spouses, parents, children and other members of the families of the Shareholders and any Person controlled by the Shareholders or any one or more of them.

“Agreement” shall mean this Share Purchase Agreement as amended from time to time.

“Annual Financial Statements” shall mean the Corporation’s annual financial statements including balance sheet as of August 31, 2011 and the related statements of income, retained earnings and changes in financial position for the period then ended.

“APL-130277” shall mean the reformulation of an approved drug used in the treatment of Parkinson’s Disease as further described in the Patent Applications.

“Capital Raise” shall mean the receipt by the Purchaser of proceeds arising from the issuance of debt or equity securities or third party licensing or research fees.

“Claims, Proceedings or Restrictions” shall mean any claims, legal, administrative or other proceedings, suits, investigations, complaints, notices of violation or similar process, judgments, injunctions, orders, decrees or directives against, relating to or directly or indirectly affecting (a) the Corporation, its assets, business or its ability to acquire property or conduct business in any area, or (b) the officers or directors, agents, employees or consultants of the Corporation, which as to all matters described in (a) or (b) above if determined adversely to any of the above (or if adopted in the case of proposed governmental restriction), might individually or in the aggregate, either Materially adversely affect the condition (financial or otherwise), operations, business or prospects of the Corporation, or challenge the validity or propriety of the transactions contemplated by the Agreement, or the ability of the parties to consummate such transactions in accordance with the terms of the Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Cynapsus Shares” means common shares in the capital of the Purchaser.

“Discounted Market Price” shall have the meaning assigned to such term in Policy 1.1 of the TSX Venture Corporate Finance Manual.

“Election” means the election to be made by the parties, in prescribed form and within the time prescribed by subsection 85(6) of the Income Tax Act (the “Act”) that the rules set forth in subsection 85(1) of the Act will apply to the Purchased Shares.

“Elected Amount” means the amount elected by the parties to be the Shareholders’ proceeds of disposition and the Purchaser's cost, as set out in Section 3.5 hereof to be determined by the Shareholders consistent with the intention of the parties that the transfer of the Purchased Shares be on a tax-deferred basis to the Shareholders for the purposes of the Act and applicable provincial income tax statutes.

“Exchange” shall mean the TSX Venture Exchange Inc.

“Excluded Liabilities” shall mean all liabilities, indebtedness or obligations of the Corporation, whether accrued, absolute, contingent or otherwise, including, without limitation, accrued and/or deferred taxes, indebtedness for borrowed money, obligations under capital leases, indebtedness owed to the Shareholders, any officer or director of the Corporation and all other long term liabilities and current portions thereof provided Excluded Liabilities shall not include the liabilities, indebtedness and obligations of the Corporation to the Purchaser pursuant to the License Option Agreement.

“Final Safety Study” shall mean the final safety study to be conducted in respect of APL-130277 conducted by the Purchaser (for clarity a study of approximately 100 to 120 Parkinson’s patients, the purpose of which is to determine the safety of APL-130277 relative to Apokyn, as based on the safety and pharmacokinetic endpoints and parameters, respectively, as detailed in the protocol of the Final Safety Study).

“Financial Statements” shall mean the Annual Financial Statements and the Interim Financial Statements of the Corporation.

“GAAP” shall mean generally accepted accounting principles in Canada as in effect from time to time.

“Giovinazzo” means Anthony J. Giovinazzo.

“Intellectual Property” shall mean all of the intellectual property owned, licensed or otherwise controlled by the Corporation relating to APL-130277, including, without limitation, all patents, Patent Applications, know-how and proprietary formulations of apomorphine for the treatment of human disease as described in the Patent Applications and any derivative, homolog or analog thereof and all intellectual property developed under the License Option Agreement for which the Corporation has rights. For further clarity as listed in Appendix A.

“Interim Financial Statements” shall mean the Corporation’s interim financial statements including balance sheet as of November 30, 2011 and the related statements of income, retained earnings and changes in financial position for the period then ended.

“License Option Agreement” shall mean the license option agreement dated July 22, 2010 between the Corporation and the Purchaser.

“Material” or “Materially”, as used in connection with events, contingencies, claims or other matters (or a series of related such matters) expressly relating in the Agreement to any particular asset of the Corporation or the business of the Corporation as the case may be, shall include such matters as a reasonably prudent investor would consider important (either, individually, or when considering the collective effect of all such matters) in deciding whether to purchase such assets, the Purchased Shares, or the business of the Corporation on the terms provided herein.

“Patent Applications” shall mean the provisional, PCT and U.S. Utility Patent Applications filed by the Corporation, or by Cynapsus pursuant to the terms of the Option License Agreement, with the U.S. Patent and Trademark Office in June 2009, June 2010, December 2010 and May 2011 with respect to APL-130277.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, public benefit corporation, entity or government (whether federal, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Phase 1 Bioequivalence Study” shall mean the Phase 1 Bioequivalence Study conducted in respect of the bioequivalence (24x24) study in respect of APL-130277 to be conducted by the Purchaser, which is a single dose crossover study in healthy volunteers, which shall be successful if the C-max and AUC parameters are within the 80 % to 125% with a 95% confidence interval, of the reference drug Apokyn, as well as the T-max being within the range described on the U.S. Food and Drug Administration (“FDA”) approved label for Apokyn.

“Purchase Price” shall mean the aggregate consideration to be paid to the Shareholders, or the Escrow Agent on their behalf, pursuant to Section 3.1.

“Taxes” shall mean all Canadian, foreign, state, provincial, county and local income, ad valorem, excise, sales, use, real estate, transfer, withholding, unemployment, social security and other taxes, and assessments of or payable by the Corporation or otherwise chargeable against its assets or property (including but not limited to any such taxes resulting from the re-characterization of agents and salesmen of the Corporation as “employees”).

1.2	Interpretation

(a)          Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

(b)          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

Article 2 - PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Shares

Subject to the terms and conditions herein contained, at the Closing each of the Shareholders shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from each of the Shareholders, the number of common shares (the “Purchased Shares”) of the Corporation set forth opposite each Shareholder's name in Schedule 2.1 hereto, constituting all of the issued and outstanding shares in the capital of the Corporation.

Article 3 - PURCHASE PRICE AND TERMS; ADJUSTMENTS; CLOSING TRANSACTIONS

3.1	Purchase Price; Payment

The purchase price (“Purchase Price”) for the Purchased Shares is $5,300,000, which shall be payable as follows:

(a)          Subject to Section 3.2, $1,300,000 of the Purchase Price (the “Initial Payment”) shall be allocated and paid to the Shareholders as set forth in Schedule 2.1 hereto at Closing in each case by the issuance of 26,000,000 newly issued Cynapsus Shares at a price of $0.05 per share;

(b)          $1,500,000 of the Purchase Price shall be allocated and paid to the Shareholders as set forth in Schedule 3.1 upon the successful completion of the Phase 1 Bioequivalence Study in each case by the issuance of newly issued Cynapsus Shares at a price per share equal to the weighted average trading price of Cynapsus Shares, over a 30 day trading period, immediately preceding the first announcement of the results of the Phase 1 Bioequivalence Study; but in any event no less than the Discounted Market Price as at the close of business on the first business day following such announcement;

(c)          $2,500,000 of the Purchase Price shall be allocated and paid to the Shareholders as set forth in Schedule 3.1 upon the successful completion of the Final Safety Study in each case by the issuance of newly issued Cynapsus Shares at a price per share equal to the weighted average trading price of Cynapsus Shares, over a 30 day trading period, immediately preceding the first public announcement of the results of the studies the first announcement of the results of the Final Safety Study; but in any event no less than the Discounted Market Price as at the close of business on the first business day following such announcement; and

(d)          The Shareholders acknowledge that any new Cynapsus Shares issued to them pursuant to this Agreement shall be subject to a four month hold period as prescribed by applicable securities laws.

3.2	Corporate Escrow

The Initial Payment, less the 3,250,000 Cynapsus Shares which shall have been delivered to the Shareholders at the Closing, shall be delivered to Owens, Wright LLP as the escrow agent (the “Escrow Agent”), who shall hold such shares pursuant to the escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Schedule 3.2 and shall thereafter be released from escrow as follows:

(a)          3,250,000 Cynapsus Shares shall be released upon the completion of Capital Raise(s) in the aggregate amount of $1,511,497 excluding the proceeds raised pursuant to the Series E Debenture financing completed as of September 29, 2011 being $488,503; and

(b)          an additional 3,250,000 Cynapsus Shares shall be released upon the completion of each subsequent Capital Raise(s) in the aggregate amount of $1,000,000 or multiples thereof in excess of the amounts raised under the Capital Raise(s) under Subsection 3.2(a), until the aggregate amount of all Capital Raises equals $8,000,000.

The Cynapsus Shares then in escrow would be released from escrow, immediately before the closing of a sale of the Purchaser, whether it is the sale of substantially all of the assets; a merger or acquisition or a plan of arrangement, or whereby a new controlling shareholder is established. For purposes of this Section 3.2, a "controlling shareholder" shall mean the beneficial owner of 50% or more of the issued and outstanding voting securities of the Purchaser.

3.3	Executive Escrow

Cynapsus Shares delivered to Anthony Giovinazzo on account of the Initial Payment, including those released from escrow pursuant to Section 3.2, shall be delivered as follows:

(a)          25% of the Cynapsus Shares shall be delivered to Anthony Giovinazzo, or as he may direct, free of escrow at Closing; and

(b)          75% of the Cynapsus Shares shall be delivered to the Escrow Agent, who shall hold such shares pursuant to the escrow agreement (the “Executive Escrow Agreement”) substantially in the form attached hereto and incorporated herein as Schedule 3.3(b), which shall provide that 1/3 of such shares shall be released from escrow at each 12 month anniversary of the date of issuance;

The Cynapsus Shares then in escrow would be released from escrow, immediately before the closing of a sale of the Purchaser, whether it is the sale of substantially all of the assets; a merger or acquisition or a plan of arrangement, or whereby a new controlling shareholder is established.

3.4	Excluded Liabilities

In addition to the foregoing in the event that, at Closing, the Shareholders have not caused the Corporation to repay the Excluded Liabilities in full or if certain Excluded Liabilities are not capable of being paid, then the Purchaser shall pay, or establish a reasonable reserve for the present value of the amount of any such Excluded Liability and the Initial Payment otherwise payable to the Shareholders pursuant to Section 3.1 will be reduced by the present value of the amount of any such Excluded Liability.

3.5	Election

The Canadian Shareholders and the Purchaser jointly agree to make the Election that the Shareholders’ proceeds of disposition of the Purchased Shares and the Purchaser's cost base of the Purchased Shares shall be an amount equal to the Elected Amount. The parties agree to execute all such documents and forms to make the Election contemplated by this section in the prescribed form and within the prescribed time.

3.6	Adjustment to Purchase Price or Elected Amount

The parties hereto agree that should they subsequently mutually determine, or should Canada Revenue Agency or any governmental taxing authority having jurisdiction issue, or proposes to issue, assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the fair market value of the Purchased Shares as of the Closing Date is greater than or less than the Purchase Price or that the consideration received by the Shareholders is more or less than the fair market value of the Purchased Shares or that an elected amount is more or less than the Elected Amount, then the Purchase Price, the consideration therefor, or the Elected Amount, as the case may be, shall be increased or decreased as necessary but only to the extent the Purchase Price or consideration or Elected Amount so revised is accepted by the taxing authority, the Shareholders and the Purchaser, or, failing such acceptance, is established by a court of competent jurisdiction (after all rights of appeal have been exhausted or all times for appeal have expired without appeals having been taken) to be the fair market value of the Purchased Shares (in the case of the Purchase Price or consideration) or the Elected Amount as the case may be. In the event that there is an adjustment to the Purchase Price as aforesaid, such adjustment shall be deemed to be retroactive to the Closing Date.

3.7	Method of Adjustment to Purchase Price or Consideration

Any increase or decrease in the Purchase Price or consideration arising from such adjustment shall be effected through an adjustment in the Cynapsus Shares that are to be issued pursuant to this Agreement, if such adjustment in Cynapsus Shares is permitted by the Exchange, or if such adjustment is not permitted, a cash payment made by the applicable party which adjustment shall be deemed to be retroactive to the Closing Date.

3.8	Method of Adjustment to Elected Amount

If the Elected Amount is varied in the circumstances described in Section 3.6, the Shareholders and Purchaser shall file a revised Election under the provisions of the Act and the provisions of all corresponding provincial legislation to give effect to their intention that the Elected Amount be equal to the amount agreed to by the parties.

Article 4 - REPRESENTATIONS AND WARRANTIES RELATING TO THE CORPORATION

The Corporation and Giovinazzo, jointly and severally, represent and warrant as of the date of this Agreement and again as of the date of Closing Date to the Purchaser as follows:

4.1	Organization, Power and Qualification

The Corporation is a corporation duly incorporated, organized and validly subsisting under the laws of the Province of Ontario, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. The Corporation is duly qualified to do business and is in good standing in every jurisdiction in which a failure to so qualify could have a Material adverse effect upon its properties, assets, financial conditions, results of operation or business prospects. True and complete copies of the Articles of Incorporation, as amended to date, and the by-laws, as amended to date, of the Corporation have been furnished to the Purchaser.

4.2	Investments

The Corporation does not own, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any corporation, partnership, joint venture, business enterprise or other entity of any nature whatsoever.

4.3	Capitalization

The authorized capital of the Corporation consists of an unlimited number of common shares of which 2,310,000 common shares are issued and outstanding and owned of record and beneficially by the Shareholders as set out in Schedule 2.1 hereto. All of the currently issued and outstanding shares in the capital of the Corporation are duly authorized, validly issued and outstanding, as fully paid and non-assessable and have not been issued in violation of any shareholder rights under applicable law, or of the certificate or articles of incorporation or by-laws or the terms of any agreement to which the Corporation is a party or by which the Corporation is bound. The Corporation has no outstanding subscriptions, options, warrants, rights or other agreements granting to any person, firm or corporation any interest in or right to acquire from the Corporation at any time, or upon the happening of any stated event, any shares in the capital of the Corporation, or any interest therein.

4.4	No Violation

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets owned or used by, or any of the capital stock of, the Corporation under:

(a)          any term or provision of the certificate or articles of incorporation or by-laws of the Corporation;

(b)          any contract, agreement, indenture, lease or other commitment to which the Corporation or the Shareholders is or are party or by which the Corporation or the Shareholders is or are bound;

(c)          any judgment, decree, order, regulation or rule of any court or governmental authority; or

(d)          any statute or law.

Except as disclosed in Schedule 4.4, no consent of, or notice to, any federal, provincial, or local authority, or any private person or entity, is required to be obtained or given by the Shareholders or the Corporation in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by the Shareholders or the Corporation.

4.5	Financial Statements

(a)          The Corporation has attached as Schedule 4.5 the Financial Statements of the Corporation.

(b)          The Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Corporation as of the respective dates thereof and the results of operations and changes in financial position of the Corporation for the periods covered thereby.

4.6	Liabilities and Obligations

Other than expenses incurred by the Corporation in connection with the preparation and review of the Financial Statements by the accountants of the Corporation, such amount not to exceed in total $10,000, the Corporation will not at Closing have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, other than the liabilities and obligations of the Corporation owing to or in favour of the Purchaser pursuant to the License Option Agreement. There is no basis for assertion against the Corporation any liabilities or obligations other than the liabilities and obligations of the Corporation owing to or in favour of the Purchaser pursuant to the License Option Agreement.

4.7	Absence of Certain Changes

Except as disclosed in Schedule 4.7, since the date of the Financial Statements, there has not been:

(a)          any Material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of the Corporation;

(b)          any damage, destruction or loss (whether or not covered by insurance) Materially and adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of the Corporation;

(c)          any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Corporation, or any direct or indirect redemption, retirement, purchase or other acquisition of any shares, or any issuance of shares of stock or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to the Corporation’s authorized or issued share capital;

(d)          any increase in the compensation, commissions or perquisites payable or to become payable by the Corporation to any director, officer, employee, or agent of the Corporation, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of the Corporation;

(e)          except as disclosed in Schedule 4.7, any change in the accounting methods or practices followed by the Corporation or any change in depreciation or amortization policies or rates theretofore adopted;

(f)           any cancellation of any debts owed to or claims held by the Corporation; or

(g)          any sale, lease, abandonment or other disposition by the Corporation of any property or asset of the Corporation.

4.8	Tax Returns and Reports

Except as set forth in Schedule 4.8, all federal, provincial, local and foreign income, excise, property, sales, use, information, payroll and other tax returns and reports required to be filed by the Corporation (the “Tax Returns”) have been filed with the appropriate governmental agencies in a timely manner in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the taxes of the Corporation for the periods covered thereby. All Taxes which are called for as due by the Tax Returns, or which are claimed to be due, or which are otherwise due to any taxing authority from the Corporation have been paid. No Tax will become due and payable by the Corporation as a result of the consummation of the transactions contemplated hereby. The Financial Statements of the Corporation fully reflect and will continue through to the Closing Date to fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. Neither the Shareholders nor the Corporation has received any notice of assessment or proposed assessment by either Canada Revenue Agency or the corresponding provincial authority or any other taxing authority (collectively, “CRA”) in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Corporation or its properties. There has been no disregard, in any Material respect, of any statute, regulation, rule or revenue ruling in the preparation of any tax return applicable to the Corporation. There are no tax liens on any of the properties or assets of the Corporation. There is no basis for any additional assessment of any Taxes, penalties or interest with respect to the Corporation. Neither the Shareholders nor the Corporation has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

4.9	Title to and Condition of Assets

The Corporation is the owner of and has good and marketable title to all of its properties and assets, including the Intellectual Property, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever.

4.10	Real Estate and Leases

The Corporation does not own any real estate and is not a party to any lease or agreement to lease any real property.

4.11	Contracts

The Corporation is not a party to any oral or written contract, agreement, commitment or understanding other than the License Option Agreement. The License Option Agreement constitutes a legal, valid and binding obligation of the Corporation, in full force and effect, and neither the Corporation, nor to the knowledge of the Shareholders, the Purchaser has violated any Material provision of, or committed or failed to perform any material act which with notice, lapse of time or both would constitute a default under the provisions of the License Option Agreement.

4.12	Inventory

The Corporation has not produced or acquired any inventory, including raw materials and finished goods.

4.13	Receivables

The Corporation does not own or have any accounts receivable.

4.14	No Default, Violation or Litigation

The Corporation is not in violation of any law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, human rights and occupational health and safety. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of the Shareholders, threatened against, or involving, the Corporation or against its property or business. There is no basis known to the Shareholders for any such action which could have a Material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Corporation or its right to conduct its business as presently conducted. There are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Corporation.

4.15	Bank Accounts, Guarantees and Powers

Schedule 4.15 sets forth:

(a)          a list of all accounts, borrowing resolutions and deposit boxes maintained by the Corporation at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts pursuant to such resolutions and with access to such boxes;

(b)          all agreements or commitments of the Corporation guaranteeing the payment of money or the performance of other contracts by the Corporation, or by any third persons; and

(c)          the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Corporation, together with a summary of the terms thereof.

4.16	Insurance

Schedule 4.16 contains a list of all insurance policies (specifying (a) the insurer, (b) the amount of the coverage, (c) the type of insurance, (d) the policy number and (e) any currently pending claims thereunder or any claims asserted thereunder or under similar policies) maintained by or on behalf of the Corporation, or its properties, assets, business or personnel. All such policies are (and pending Closing will continue to be) in full force and effect, and the Corporation is not in default in any Material respect with respect to any provision contained in any insurance policies, nor has the Corporation failed to give any notice or present any claim thereunder in due and timely fashion.

4.17	Employment, Labour and Other Relations

The Corporation does not have, and never has had, any employee or contract employee or consultant. The Corporation is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labour union or organization or other commitment respecting employment or compensation of any of its officers, directors, agents or employees.

4.18	Employee Benefits

The Corporation does not have, and never has had, any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy to which the Corporation makes premium payments, whether or not the Corporation is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment.

4.19	Patents, etc

(a)          The Corporation is the sole owner of all rights, title and interest in the Intellectual Property and owns, possesses or has licenses or similar rights to utilize all other patents, trademarks, trade names, service marks, franchises, and technology necessary for the conduct of its business as presently conducted without any infringement of or conflict with the rights of others. All such patents, trademarks, trade names, service marks and franchises, or applications therefor, are disclosed in Schedule 4.19 and all licenses therefore are disclosed in Schedule 4.19, and the Corporation's interests therein are similarly disclosed.

(b)          Other than the License Option Agreement, the Corporation has not previously assigned, transferred, encumbered, granted an option, right or interest in the Intellectual Property.

(c)          There have never been, and are not currently, any disputes of any kind regarding the Intellectual Property, including, without limitation, any disputes regarding infringement, validity or ownership of the intellectual property rights relating to the Intellectual Property.

(d)          No person has made any claim or allegation that any of the Intellectual Property or rights relating thereto do not belong to the Corporation or that use of the Intellectual Property in any way violate their intellectual property rights, and the Corporation and the Shareholders are not aware of any claim or potential claim or allegation of this nature or that may impact the ability of the Purchaser or its permitted assigns to use the Intellectual Property.

(e)          The Corporation has the uninterrupted use of the Intellectual Property, save and except for the License Option Agreement, and to the practice of the methods and inventions as provided for by the Corporation.

(f)           The Patent Applications were made on the dates set out herein.

(g)          The Corporation has no reason to believe that the Patent Applications will not be issued.

(h)          The Corporation has not received any objections regarding the Patent Applications or any notices of same.

(i)           The Corporation owns all right, title and interest in and to the Patent Applications, and will own all right, title and interest to the patents when issued.

(j)           No person, other than the inventors named in the Patent Applications, contributed to the design, conception, or reduction to practice of the technology described therein.

(k)          No action has been taken or failed to be taken that would make any of the patents under the Patent Applications, once issued, invalid or unenforceable.

(l)           No subject-matter claimed in the Patent Applications has been dedicated to the public.

(m)         No third party intellectual property is incorporated into the Intellectual Property or the Patent Applications.

(n)          All government fees in respect of the Patent Applications have been paid, and all responses requested up to the date of signing this Agreement have been provided to the applicable examiner of such applications, such that the applications and patents are in good standing.

4.20	Approvals

The Corporation possesses or has applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the “Approvals”) to own or hold under lease and operate its property and assets and to carry on its business as now conducted. Neither the Shareholders nor the Corporation has received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavourable ruling or finding, could Materially adversely affect the properties, assets, financial condition, results of operation or business prospects of the Corporation. The Approvals are identified in Schedule 4.20. The Corporation is operating in compliance with the provisions, terms and conditions of the Approvals.

4.21	Transactions with Affiliates

The Corporation is not indebted to and has no liabilities or obligations for any amounts or obligations owing to or in favour of the Shareholders or any of their Affiliates.

4.22	Corporate Records

All of the minute books and stock record books of the Corporation have been made available to the Purchaser and its agents for inspection, are accurate and correct in all Material respects, and contain all of the corporate minutes and stock records of the Corporation from inception to the date hereof. Such minutes and records for the period from this date to the Closing Date will be made available to the Purchaser on or before Closing. All accounts, books, ledgers, financial and other records of whatsoever kind of the Corporation have been fully, properly and accurately maintained in all Material respects and all transactions of the Corporation that are reflected therein are truly and accurately reflected in all Material respects.

4.23	Confidential Information and Employee Intentions

Except as set forth on Schedule 4.23, to the best knowledge of the Shareholders and the Corporation:

(a)          each present employee, officer, director, agent or consultant of the Corporation possessing confidential know-how regarding the business or assets of the Corporation has maintained the confidentiality of said know-how and has not and is not known to intend to use any such know-how of the Corporation in a competitive business; and

(b)          no key employee intends to establish or join a business competitive thereto.

4.24	Other Material Adverse Information

Except as expressly set forth in this Agreement and the Schedules or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto, or matters which affect the economy generally or the industry generally of which the Corporation is a part, the Shareholders, have no knowledge of any facts which will or may reasonably be expected to have any Material adverse effect on the value of the business or goodwill of the Corporation, or upon its prospects or earning power.

4.25	Disclosure

No representation or warranty of the Shareholders made hereunder or in the Schedules or in any certificate, statement or other document delivered by or on behalf of the Shareholders hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered or made available to the Purchaser, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

Article 5 - ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, jointly and severally, represent and warrant to the Purchaser as follows:

5.1	Authorization

The Shareholders have full power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by the Shareholders pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements and documents to be executed and delivered by the Shareholders pursuant hereto, constitute the valid and binding agreements of the Shareholders, enforceable in accordance with their respective terms.

5.2	No Violation

Neither the execution and delivery of this Agreement by the Shareholders, nor of any other agreement or document to be executed and delivered by the Shareholders pursuant hereto, nor the consummation by the Shareholders of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, or result in a cancellation of or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting the Purchased Shares owned by the Shareholders pursuant to, or result in the creation or imposition of any security interest, lien, or other encumbrance upon the Purchased Shares owned by the Shareholders under:

(a)          any contract, agreement, lease or other commitment to which any Shareholder is a party or by which any Shareholder is bound;

(b)          any judgment, decree, order, regulation or rule of any court or governmental authority; or

(c)          any statute or law.

Except as set forth in Schedule 5.2, no consent of, or notice to, any federal, state or local authority, or any private person or entity is required to be obtained or given by the Shareholders in connection with the execution, delivery and performance of this Agreement and the other agreements and documents to be executed, delivered and performed by the Shareholders pursuant hereto.

5.3	Share Ownership

Each Shareholder is the lawful owner of record and beneficially of the number of Purchased Shares set forth opposite its or his name in Schedule 2.1 hereto, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever, including, without limitation, subscriptions, options, warrants, rights or other agreements granting to any person, firm or corporation any interest in or right to acquire from any Shareholder at any time, or upon the happening of any stated event, any shares (or interests therein) of the Purchased Shares owned by any Shareholder.

5.4	Residency

Except as disclosed on Schedule 5.4, each Shareholder is a resident of Canada within the meaning of the Income Tax Act (Canada), as amended.

Article 6 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Corporation and the Shareholders as follows:

6.1	Organization and Good Standing

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its province of incorporation, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. The Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which a failure to so qualify could have a Material adverse effect upon its properties, assets, financial condition, results of operation or business prospects.

6.2	Authorization

The Purchaser has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by the Purchaser pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the Purchaser’s part and this Agreement and all other agreements and documents to be executed and delivered by the Purchaser pursuant hereto constitute the valid and binding agreements of the Purchaser enforceable against the Purchaser in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors’ rights generally). Other than the acceptance of the Exchange, no consent of, or notice to, any federal, state or local authority, or any other person or entity is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement and the other agreements and documents to be executed, delivered and performed by the Purchaser pursuant hereto.

6.3	No Violation

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets owned or used by, or any of the capital stock of, the Purchaser under:

(a)          any term or provision of the certificate of incorporation or by-laws (or other organic document) of the Purchaser;

(b)          any contract, agreement, indenture, lease or other commitment to which the Purchaser is party or by which the Purchaser is bound;

(c)          any judgment, decree, order, regulation or rule of any court or governmental authority; or

(d)          any statute or law.

6.4	Financial Statements

The 2010 financial statements of the Purchaser are the last regularly prepared audited consolidated balance sheets and consolidated statements of the Purchaser.

6.5	Reporting Issuer Status

The Purchaser is a “reporting issuer” under securities legislation in force in each of the provinces of British Columbia, Alberta and Ontario and is not in default of any requirement under such legislation.

6.6	Public Record

All information and statements filed by or on behalf of the Purchaser with applicable securities regulatory authorities were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such information or statements, and the Purchaser has not filed any confidential material change reports still maintained on a confidential basis under applicable securities Laws.

6.7	Cynapsus Shares

The authorized capital of the Purchaser consists of an unlimited number of Cynapsus Shares, of which 104,403,219 Cynapsus Shares are issued and outstanding, all of such Cynapsus Shares have been duly authorized and validly issued and are outstanding as fully-paid and non-assessable shares. The Cynapsus Shares issued to be issued to the Shareholders in accordance with the terms hereof shall be fully paid, non-assessable shares in the capital of the Purchaser.

Article 7 - COVENANTS OF THE SHAREHOLDERS

The Shareholders, jointly and severally, covenant and agree with the Purchaser that from the date hereof until the Closing or other termination of this Agreement, without the prior written consent of the Purchaser:

7.1	Operations

Except as otherwise expressly permitted by the terms hereof or as otherwise agreed to in writing by the Purchaser:

(a)          The Corporation shall operate and conduct its business and operate its assets in the normal course of business and in substantial compliance with all applicable laws, rules and regulations;

(b)          The Corporation shall maintain and preserve its rights in the Intellectual Property;

(c)          No Shareholder shall sell, pledge, lease, mortgage, encumber or otherwise dispose of any of the Purchased Shares and the Corporation shall not sell, pledge, lease, mortgage, encumber or otherwise dispose of any of its assets;

(d)          The Corporation shall not create any liability, debt or obligation other than in furtherance of this transaction;

(e)          The Corporation shall not enter into any contracts or commitments for the purchase or lease of any assets or property, or become obligated upon any other contracts without the prior written approval of the Purchaser, unless the approval is waived in writing by the Purchaser;

(f)           The Corporation shall not acquire or agree to acquire (through redemption or otherwise) any of the outstanding securities of the Corporation, incur or agree to incur any obligations to issue securities of the Corporation nor issue, sell or dispose of any of the securities or options or rights convertible into the securities of the Corporation, except as otherwise expressly approved in advance and in writing by the Purchaser;

(g)          Except as to existing obligations, the Corporation shall not, without the prior written consent of the Purchaser, make any payment to any Shareholder or any Affiliate;

(h)          The Corporation shall not amend any of its constating documents or by-laws; and

(i)           The Corporation shall not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or (except as expressly contemplated by this Agreement) which would cause any of the representations, warranties or covenants of the Shareholders contained herein to be or become untrue.

7.2	No Solicitation

Neither the Shareholders nor any officers, directors, employees, trustees or agents of the Corporation will prior to the Closing Date or other termination of this Agreement in accordance with its terms, whichever is earlier, solicit, negotiate, act upon or entertain in any way an offer from any other person or entity to purchase any of the Purchased Shares or the capital stock of the Corporation or any asset of the Corporation. The Shareholders agree to promptly notify the Purchaser upon the receipt by any of them of an unsolicited competing offer in respect of such a purchase, and of the proposed terms thereof.

7.3	Notification

The Shareholders agree to promptly notify the Purchaser in writing upon becoming aware of:

(a)          any Claims, Proceedings or Restrictions which could materially and adversely affect the assets, financial condition or prospects of the Corporation or its assets or the ability of any of the Shareholders to perform their respective obligations under this Agreement; and

(b)          any event or matter arising between the date hereof and the Closing that would render untrue or be inconsistent with any of the Shareholders’ representations, warranties or covenants herein. Promptly after the date hereof, the Shareholders shall advise those managers of the Corporation who have not previously been so advised to advise the Corporation and the Shareholders promptly of any such matters of which the managers may become aware.

7.4	Additional Information

The Shareholders will make available to the Purchaser and its authorized agents and accountants for inspection, at reasonable times and under reasonable circumstances, assets, business and financial records, management reports, all tax returns and working papers of the Corporation, files and memoranda of their public accountants and outside legal counsel and relevant materials relating to the Corporation, its assets or business for the purpose of making such accounting review, legal and audit investigation or examination deemed desirable by the Purchaser. The Shareholders will cause the officers, employees, public accountants and outside legal counsel of the Corporation to cooperate fully with such examination and to make a full and complete disclosure to the Purchaser of information requested by the Purchaser regarding the financial condition and business operations of the Corporation.

7.5	Supplements to Schedules

From time to time prior to the Closing Date, the Shareholders will promptly supplement or amend any Schedules provided for in this Agreement:

(a)          if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule; or

(b)          if it becomes necessary to correct any information in any such Schedules which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the conditions set forth in Section 9.2 of this Agreement. If on the date on which this Agreement is executed by all parties hereto any Schedule has not been completed, then such Schedule shall be completed as promptly as commercially practical and such completed Schedule shall be treated as a supplemental or amended Schedule.

7.6	Publicity

None of the Shareholders or any employee, agent, attorney, officer or public accountant of any Shareholder or the Corporation shall issue any oral or written publicity regarding this transaction without prior consultation with and approval of the Purchaser, except as required by law.

7.7	Conditions

The Shareholders shall use commercially reasonable efforts to cause all of the conditions in Article 9 and elsewhere herein over which they have control to occur in time for the Closing and take all other actions and do, or cause to be done all things necessary, proper or advisable on the part of the Shareholders to consummate and make effective the transactions contemplated by this Agreement.

7.8	Interim or Annual Financial Statements

The Shareholders shall promptly provide the Purchaser with any interim or annual monthly and/or quarterly and/or annual financial statements with respect to any of the assets or operations of the Corporation prepared in the ordinary course of business or otherwise available to the Shareholders or to management of the Corporation together with any management reports so prepared regarding the Corporation.

7.9	Guarantees

The Shareholders shall have caused any guarantee by the Corporation of the debts or obligations of any third party to be terminated or released.

7.10	Liabilities, Obligations and Indebtedness

The Shareholders shall cause the Corporation to pay, immediately prior to the Closing, all Excluded Liabilities. The foregoing notwithstanding, in the event that the Shareholders have not fully complied with the provisions of this Section 7.10 at Closing, then, in respect to violations of the covenants contained in this Section 7.10 known to the Purchaser prior to Closing, the Purchaser shall pay, or establish a reserve for, any such unpaid Excluded Liability in accordance with Section 3.4, and the share consideration payable to the Shareholders under the Initial Payment shall be reduced by that number of Cynapsus Shares equal to such unpaid Excluded Liability based on a price of $0.05 per Cynapsus Share. In such event, the Purchaser shall notify the escrow agent to release such Cynapsus Shares back to the Purchaser for cancellation.

Article 8 - ADDITIONAL COVENANTS TO THE CORPORATION AND SHAREHOLDERS

The Purchaser covenants with the Corporation and the Shareholders that, from and after the date hereof and until the Closing Date, it will:

8.1	Notification

Promptly notify the Shareholders in writing of any lawsuits, claims, proceedings, or investigations of which the Purchaser may become aware that may be threatened, brought, asserted or commenced by or against the Purchaser which could Materially and adversely affect the Purchaser or the Purchaser’s ability to perform its obligations under this Agreement.

8.2	Conditions

Use commercially reasonable efforts to cause all of the conditions in Article 9 over which it has control to occur in time for the Closing and take all other actions and do, or cause to be done, all things necessary, proper or advisable on the part of the Purchaser to consummate and make effective the transactions contemplated by this Agreement.

8.3	Publicity

Not issue any oral or written publicity regarding this transaction without prior consultation with and approval of the Shareholders, except as required by law or exchange policies; and not contract or communicate with the Corporation's employees without consent of the Shareholders.

8.4	Covenants

Comply with the provisions of this Agreement regarding performance by them.

Article 9 - CONDITIONS TO CLOSING

9.1	Mutual Conditions

The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the condition that no suit, action or other proceeding or investigation shall to the knowledge of any party hereto be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

9.2	Conditions to the Purchaser’s Obligations

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment at or prior to Closing of each of the following conditions:

(a)          All representations and warranties made by the Corporation or the Shareholders contained in this Agreement, in the Schedules or any other written statement, certificate or other instrument furnished to the Purchaser by or on behalf of the Shareholders and the Corporation pursuant to this Agreement, shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Corporation and the Shareholders shall have duly performed or complied with all of the obligations to be performed or complied with by it or him under the terms of this Agreement on or prior to Closing.

(b)          The Shareholders and the Corporation shall have complied with and performed all agreements, covenants and conditions in this Agreement required to be performed and complied with by them on or before the Closing Date, and that all requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by the Shareholders and the Corporation.

(c)          No Material adverse change shall have occurred in the condition (financial or otherwise) of the Corporation, its assets or its business considered as a whole.

(d)          The Purchaser shall have received from Borden Ladner Gervais LLP, counsel to the Corporation and the Shareholders, an opinion of such counsel, dated the Closing Date, in substantially the form attached hereto as Schedule 9.2(d).

(e)          All material authorizations, consents, waivers, Approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby shall have been obtained, and the Corporation or the Shareholders shall have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default by the Corporation or the Shareholders under any contract to which the Corporation or the Shareholders is or are a party or for the continuation of any agreement to which the Corporation is a party and which relates and is material to the business of the Corporation.

(f)           The Shareholders shall have delivered to the Purchaser all instruments of assignment, transfer and conveyance of the Purchased Shares, including, without limitation, properly executed stock powers (assignments separate from certificate) and such other closing documents as shall have been reasonably requested by the Purchaser, all in form and substance reasonably acceptable to the Purchaser’s counsel.

(g)          At the Purchaser’s option, the Purchaser shall have received resignations of the directors and officers of the Corporation from their positions as such, together with releases of the Corporation and Purchaser by such Shareholders, directors and officers of any further liabilities or obligations which the Corporation may have to any Shareholder due to such relationship, all in form and substance reasonably acceptable to the Purchaser’s counsel.

(h)          The Purchaser shall have received evidence, satisfactory to the Purchaser and its counsel, that any Shareholders Agreement (if any exist) or similar agreement has been terminated on or prior to Closing or, in the alternative, that no Shareholders Agreement exists.

(i)           All guarantees by the Corporation, if any, of the debts or obligations of any Person shall have been terminated or released.

(j)           All amounts owing by the Corporation to the Shareholders and their Affiliates and all Taxes have been paid in full.

(k)          The Purchaser shall have satisfactorily completed its due diligence review and audit of the Corporation's books and records and operations.

(l)           The Purchaser shall have obtained all necessary board, shareholder, regulatory and third party approvals, including shareholder and Exchange approval of the share purchase transaction contemplated herein as a “related party transaction” pursuant to the policies of the Exchange.

(o)          Each Shareholder shall have delivered to the Purchaser a certificate addressed to the Purchaser, certifying that: (i) the Shareholder has complied with and satisfied all terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time other than those which have been waived by the Purchaser; (ii) the representations and warranties of the Shareholder set forth in this Agreement are true and correct at the Closing Time, as if made at such time; and (iii) no Material adverse change in the business or affairs of the Corporation has occurred or to the knowledge of such Shareholder is pending, contemplated or threatened.

9.3	Conditions to the Shareholders’ Obligations

The obligations of the Shareholders and the Corporation to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment at or prior to the Closing of each of the following conditions:

(a)          The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

(b)          The Shareholders and the Corporation shall have received from Owens, Wright LLP, counsel to the Purchaser, an opinion of such counsel, dated the Closing Date, in substantially the form attached hereto as Schedule 9.3(b).

(c)          All Material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, shall have been obtained.

(d)          The Purchaser shall have delivered to the Shareholders and the Corporation all other closing documents as shall have been reasonably requested by the Shareholders and the Corporation, in form and substance reasonably acceptable to the Shareholders’ counsel.

(e)           The Purchaser shall have complied with and performed all agreements, covenants and conditions in this Agreement required to be performed and complied with by it on or before the Closing Date, and that all requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by the Purchaser.

(f)           No Material adverse change shall have occurred in the condition (financial or otherwise) of the Purchaser, its assets or its business.

(g)          The Purchaser shall have delivered the Initial Payment to the Shareholders and the Escrow Agent, as the case may be, in accordance with Section 3.1 hereof.

Article 10 - TERMINATION

10.1	Termination of Agreement

This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

(a)          By mutual consent of the parties hereto.

(b)          By the Purchaser on the one hand or by the Shareholders on the other hand by reason of the breach by the other in any Material respect of any of its or their representations, warranties, covenants or agreements contained in this Agreement which is not cured within five days from the date of written notice of such breach.

(c)          By the Purchaser on the one hand or by the Shareholders on the other hand if the conditions precedent to their respective obligations contained in Sections 9.2 or 9.3 hereof have not been met in all material respects.

(d)          By the Purchaser on the one hand or by the Shareholders on the other hand if any of the conditions described in Section 9.1 shall not have been fulfilled.

(e)          In the event of termination of this Agreement by reason of the breach by any party, then the non-offending party shall have full recourse for any and all loss, costs, damages or liability suffered or incurred by them as a result of the breach.

Article 11 - INDEMNIFICATION

From and after the Closing, the parties shall be indemnified and provide indemnity as set forth below:

11.1	Indemnification of the Purchaser by the Shareholders

The Shareholders covenant and agree with the Purchaser that they, jointly and severally, shall reimburse and indemnify and hold the Purchaser harmless from, against and in respect of the following Claims:

(a)           any and all damage, loss, liability, claim or deficiency incurred by the Purchaser resulting from, or which exists or arises due to, any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made or any non-fulfilment of any covenant or agreement of the Shareholders under this Agreement, or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any non-fulfilment of any covenant or agreement made by the Shareholders in the Schedules or any other written statement, certificate or other instrument furnished to the Purchaser by or on behalf of the Shareholders pursuant to this Agreement; and

(b)          any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by the Purchaser resulting from the circumstances described in Section 11.1(a) above.

11.2	Indemnification of the Shareholders and the Corporation by the Purchaser

The Purchaser covenants and agrees with the Shareholders and the Corporation that it shall reimburse and indemnify and hold the Shareholders and the Corporation harmless from, against and in respect of the following Claims:

(a)          any and all damage, loss, liability, claim or deficiency incurred by the Shareholders resulting from, or which exists or arises due to, any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any non-fulfilment of any covenant or agreement made by the Purchaser in any other written statement, certificate or other instrument furnished to the Shareholders or the Corporation by or on behalf of the Purchaser pursuant to this Agreement; and

(b)          any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by the Shareholders or the Corporation resulting from the circumstances described in Section 11.2(a) above, or from acts or omissions of the Corporation (or the Purchaser as the successor-in-interest to the Corporation) occurring after the Closing.

11.3	Method of Asserting Claims

Subject to the time period set forth in Section 11.4 hereof with respect to survival of representations and warranties, the party seeking indemnity (“Indemnitee”) will give prompt written notice to the party providing indemnity (“Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against the Indemnitor under Article 11 hereof, stating the nature, basis and (to the extent known) amount thereof. In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the Indemnitor may have liability under the indemnity agreement contained in this Article 11, the Indemnitor shall be entitled to participate therein, and, to the extent desired by it or them, to assume the defence thereof, and after notice from the Indemnitor to Indemnitee of the election so to assume the defence thereof, the Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defence thereof, other than reasonable costs of investigation, unless the Indemnitor does not actually assume the defence thereof following notice of such election. Indemnitee and the Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defence of any such suit, Claim or proceeding. Indemnitee will not make any settlement of any Claim which might give rise to liability of an Indemnitor under the indemnity agreements contained in this Section without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, unless Indemnitee in the good faith exercise of its discretion, deems itself insecure with respect to Indemnitor’s ability to pay the Claim. If the Indemnitor shall desire and be able to effect a bona fide compromise or settlement of any such suit, Claim, or proceeding and Indemnitee shall unreasonably refuse to consent to such compromise or settlement, then the Indemnitor’s liability under this Article 11 with respect to such suit, Claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which the Indemnitee has refused to consent to such compromise or settlement.

11.4	Nature and Survival of Representations

All statements made by or on behalf of the Shareholders herein or in the Schedules, or in any other document, instrument, certificate, schedule or list delivered to the Purchaser hereunder shall be deemed representations and warranties of the Shareholders, regardless of any investigation made by or on behalf of the Purchaser; provided that the Purchaser covenants to notify promptly the Shareholders of any breach of the representations, warranties or covenants made by the Shareholders herein, of which the Purchaser becomes aware prior to the Closing. Upon receipt of such notice, the Shareholders shall have the right to terminate this Agreement at no cost or liability to any party, unless such breach was caused by an affirmative act of any Shareholder. The representations and warranties made by the Shareholders under this Agreement shall survive the Closing until the second anniversary of the Closing Date, except that all representations and warranties made in or pursuant to Sections 5.1 through 5.3 hereof shall survive the Closing indefinitely and any representations and warranties made with respect to Taxes shall survive until the applicable statute of limitations applicable to any such Tax has expired, including any appeal periods applicable thereto. The representations and warranties made by the Purchaser under this Agreement shall survive the Closing until the second anniversary of the Closing Date.

11.5	Oral Representations

The Purchaser shall not be entitled to any oral representation made or allegedly made by any party in respect to the matters contained herein.

Article 12 - GENERAL PROVISIONS

The Shareholders, the Corporation and the Purchaser further covenant and agree as follows:

12.1	Waiver of Terms

Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

12.2	Amendment of Agreement

This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the Shareholders, the Corporation and the Purchaser.

12.3	Payment of Expenses

Except as set forth in Article 3 above and as provided for herein, the Shareholders and the Purchaser shall each pay their or its own expenses, including, without limitation, the expenses of their or its own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby. The Purchaser shall pay the expenses incurred by the Corporation in connection with the preparation and review of the Financial Statements by the accountants of the Corporation, such amount not to exceed in total $10,000. In any action brought by either the Shareholders, the Corporation or the Purchaser to enforce any of the provisions of this Agreement and the other agreements and documents referred to herein, all expenses incurred by the prevailing party in connection with such actions, including reasonable attorneys’ fees, shall be borne by the non-prevailing party in such action.

12.4	Contents of Agreement, Parties in Interest, Assignment

This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by the Shareholders, the Purchaser, or, in the case of assignment by the Purchaser, the Shareholders, which consent shall not unreasonably be withheld; provided however, that the Purchaser may assign all or part of its rights under this Agreement and may delegate all or part of its obligations under this Agreement to one or more corporations all or substantially all of the capital stock or equity interest of which is owned, directly or indirectly, by the Purchaser or the Purchaser’s shareholders, in which event all the rights and powers of the Purchaser and the remedies available to it under this Agreement shall extend to and be enforceable by such assignee. Any such assignment and delegation shall not release the Purchaser from its obligations under this Agreement, and further the Purchaser guarantees to the Shareholders the performance by each such assignee of its obligations under this Agreement. In the event of any such assignment and delegation, the term “the Purchaser” as used in this Agreement shall be deemed to refer to each such assignee of the Purchaser and shall be deemed to include both the Purchaser and each such assignee where appropriate.

12.5	Notices

All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telex, telecopier, or next day air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand; three days after deposit in the Canadian mail, if sent by registered mail; upon delivery, with receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by courier.

If to the Purchaser:	828 Richmond Street West Toronto, Ontario M6J 1C9

Attention: President
Facsimile: (416) 703-8752

With a copy to:	Owens, Wright LLP
Suite 300, 20 Holly Street
Toronto, Ontario M4Y 0A2

Attention: John Wright
Facsimile: 416-486-3309

If to the Shareholders:	As per Schedule 2.1.

With a copy to:	Borden Ladner Gervais LLP
40 King Street West
Toronto, Ontario M5H 3Y4

Attention: Jeffrey Graham
Facsimile: 416-361-7377

Any party hereto may change its notice address by proper notice to the other parties.

12.6	Brokers

The Purchaser, on the one hand, and the Shareholders, on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers’ or finders’ fees with respect to the transactions contemplated hereby for which the other may be liable or for which the Corporation may be liable.

12.7	Severability

In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

12.8	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9	Headings

The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

12.10	Governing Law; Jurisdiction

This Agreement shall be governed, construed and, subject to Section 12.14 hereof, enforced in accordance with the internal laws of the Province of Ontario and the parties hereto attorn to the jurisdiction of the courts thereof, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

12.11	Instruments of Further Assurance

Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

12.12	No Third Party Beneficiaries

Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

12.13	Currency

All monetary amounts expressed in this Agreement and all payments required by this Agreement are and shall be in Canadian dollars.

12.14	Arbitration

If there is any dispute or claim concerning the interpretation of this Agreement, and the relative rights and obligations of the parties hereunder, the parties agree that each party will provide written notice of any claim or dispute under this Agreement, and will use best efforts for a period of 15 days following delivery of such notice to agree upon a mutually acceptable attorney to act as an arbitrator of such claim or dispute. If the parties are not able to agree on a mutually satisfactory arbitrator within the foregoing 15-day period, each party will designate an attorney and the two attorneys so designated will select a third attorney to act as an arbitrator of such claim or dispute. Any such arbitration shall be conducted in accordance with the rules of the Arbitration Act (Ontario). The decision of any arbitrator selected in accordance with this Section 12.14 will be final and binding upon the parties. In order to be selected as an arbitrator pursuant to this Section 12.14, an attorney must be an equity partner (or comparable) of a law firm located in Toronto, Ontario and must be experienced in commercial transactions.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

SIGNED, SEALED & DELIVERED	)
in the presence of:	)
)
)

/s/ Warren Chan	)	/s/ Anthony Giovinazzo
Witness	)	ANTHONY GIOVINAZZO
)
)
)
/s/ Warren Chan		/s/ Anthony Giovinazzo
Witness		ANTHONY GIOVINAZZO on behalf of Collabrity, Inc., David Hedden, Robin Walker, Judi Weissinger, John Nardini and Joseph Giovinazzo pursuant to powers of attorney

CYNAPSUS THERAPEUTICS INC.		ADAGIO PHARMACEUTICALS LTD.

Per:	/s/ Andrew Williams	Per:	/s/ Anthony Giovinazzo
	Authorized Signing Officer		Authorized Signing Officer

Per:	/s/ Rochelle Stenzler
Authorized Signing Officer

EXHIBIT “A”

1.	Anthony Giovinazzo

2.	David Hedden

3.	Robin Walker

4.	Judi Weissinger

5.	John Nardini

6.	Joseph Giovinazzo

7.	Collabrity, Inc.

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